Exhibit 10.34

IDX SYSTEMS CORPORATION

Amendment No. 5

to

1995 Director Stock Option Plan, as amended

The 1995 Director Stock Option Plan, as amended (the “Plan”), is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the Plan):

1. Section 5(c) of the Plan is hereby amended by adding the following sentence to the end of the aforementioned section:

“Notwithstanding the foregoing the Board of Directors (including acting through a committee or subcommittee composed solely of two or more Non-Employee Directors pursuant to Section 5(a)(iv) of the Plan) may in its discretion and from time-to-time grant options that permit, upon prior written notice to the Company, the transfer by gift of such options to any lineal descendant (including any legally adopted child), spouse or parent of an eligible optionee (a “Permitted Transferee”), or to any trust or similar entity of which a Permitted Transferee is the beneficiary; provided, however, that upon transfer to a Permitted Transferee pursuant to this Section 5(c), such Permitted Transferee (i) may not make any further transfer of such transferred options and (ii) may exercise such options only if and to the extent that the transferor, at the time of such exercise, is permitted to exercise such option pursuant to the Plan and the written agreement evidencing such option grant. References to an “optionee” in the Plan or the written agreement evidencing such option grant, to the extent relevant in the context, shall apply to the Permitted Transferee.”

2. Section 6 of the Plan is hereby amended and restated in its entirety to read as follows:

“6.	Assignments

The rights and benefits of participants under the Plan may not be assigned, whether voluntarily or by operation of law, except as provided in either Section 5(c) or Section 5(g).”

Except as aforesaid, the Plan shall remain in full force and effect.

Adopted by the Board of Directors on May 19, 2003